SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE TO
TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
OF THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No.)

Regeneron Pharmaceuticals, Inc.

(Name of Subject Company (Issuer))

Regeneron Pharmaceuticals, Inc.

(Name of Filing Person (Offeror))

Options under the 1990 Long-Term Incentive Plan
and 2000 Long-Term Incentive Plan
to Purchase Common Stock, Par Value $.001 Per Share,
Having an Exercise Price Per Share of $18.00 or More
(Title of Class of Securities)

00075886F1
(CUSIP Number of Class of Securities)
(Underlying Common Stock)

Stuart Kolinski, Esq.
Vice President, General Counsel and Secretary
Regeneron Pharmaceuticals, Inc.
777 Old Saw Mill River Road
Tarrytown, New York 10591
(914) 347-7000
(Name, Address and Telephone Number of Person Authorized to
Receive Notices and Communications on Behalf of Filing Person)

Copy to:

Kent A. Coit, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
One Beacon Street
Boston, MA 02108
Telephone: (617) 573-4800
Facsimile: (617) 573-4822

CALCULATION OF FILING FEE

Transaction Valuation*	Amount of Filing Fee**
$13,162,587.66	$1,667.70

*	Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 4,847,581 shares of common stock of Regeneron Pharmaceuticals, Inc. having an approximate aggregate value of $13,162,587.66 will be exchanged pursuant to this Offer. The aggregate value of such options was calculated based on the Black-Scholes option pricing model, as of November 3, 2004.

**	The amount of the filing fee, calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, equals $126.70 for each $1,000,000 of the aggregate value of this transaction.

☐	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: Not applicable.	Filing Party: Not applicable.
Form or Registration No.: Not applicable.	Date Filed: Not applicable.

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐ third-party tender offer subject to Rule 14d-1.

☒ issuer tender offer subject to Rule 13e-4.

☐ going-private transaction subject to Rule 13e-3.

☐ amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐

Item 1. Summary Term Sheet.

     The information set forth on the cover page and under “Summary Term Sheet - Questions and Answers” in the Offer to Exchange dated December 3, 2004 and attached as exhibit (a)(1) hereto (the “Offer to Exchange”) is incorporated herein by reference.

Item 2. Subject Company Information.

     Name and Address.

     The name of the issuer is Regeneron Pharmaceuticals, Inc., a New York corporation (the “Company”). The Company’s principal executive offices are located at 777 Old Saw Mill River Road, Tarrytown, New York 10591 and its telephone number is (914) 347-7000.

     Securities.

     This Schedule TO relates to an offer by the Company to all eligible employees to exchange such employees’ options outstanding under the Company’s 1990 Long-Term Incentive Plan, as amended (the “1990 Plan”) and 2000 Long-Term Incentive Plan, as amended (the “2000 Plan,” and together with the 1990 Plan, the “Incentive Plans”) to purchase shares of the Company’s common stock, par value $.001 per share (the “Common Stock”), having an exercise price of $18.00 or more for replacement options (the “Replacement Options”) to purchase shares of Common Stock to be granted under the 2000 Plan, upon the terms and subject to the conditions described in the Offer to Exchange and the related Election Form (the Offer to Exchange and the Election Form, as they may be amended or supplemented from time to time, are together referred to as the “Offer”) and subject to the 2000 Plan and applicable option agreement. The information set forth in the Offer to Exchange under “Summary Term Sheet - Questions and Answers,” Section 1 - “Eligible Options and Optionholders; Number of Replacement Options; Expiration Date,” Section 2 – “Purpose and Background of the Offer,” Section 5 - “Acceptance of Options for Exchange and Grant of Replacement Options,” Section 6 - “Conditions of the Offer” and Section 8 - “Source and Amount of Consideration; Terms of Replacement Options” is incorporated herein by reference.

     Trading Market and Price.

     The information set forth in the Offer to Exchange under Section 7 - “Price Range of Common Stock Underlying Options” is incorporated herein by reference.

Item 3. Identity and Background of Filing Person.

     Name and Address.

     The information set forth under Item 2 - Name and Address above, and in Schedule A to the Offer to Exchange, is incorporated herein by reference.

Item 4. Terms of the Transaction.

     Material Terms.

     The information set forth in the Offer to Exchange under “Summary Term Sheet - Questions and Answers,” Section 1 - “Eligible Options and Optionholders; Number of Replacement Options; Expiration Date,” Section 3 - “Procedures for Tendering Options for Exchange,” Section 4 - “Withdrawal Rights,” Section 5 - “Acceptance of Options for Exchange and Grant of Replacement Options,” Section 6 - “Conditions of the Offer,” Section 8 - “Source and Amount of Consideration; Terms of Replacement Options,” Section 11 - “Status of Options Tendered in the Offer; Accounting Consequences of the Offer,” Section 12 - “Legal Matters; Regulatory Approvals,” Section 13 - “Certain Federal Income Tax Consequences” and Section 14 - “Extension of Offer; Termination; Amendment” is incorporated herein by reference.

     Purchases.

     The information set forth in the Offer to Exchange under Section 1 - “Eligible Options and Optionholders; Number of Replacement Options; Expiration Date” and Section 10 - “Interests of Directors and Officers; Transactions and Arrangements” is incorporated herein by reference.

Item 5. Past Contacts, Transactions, Negotiations and Agreements.

     Agreements Involving the Subject Company’s Securities.

     The information set forth in the Offer to Exchange under Section 8 - “Source and Amount of Consideration; Terms of Replacement Options,” Section 10 - “Interests of Directors and Officers; Transactions and Arrangements” and under Section 9 - “Information Concerning Regeneron Pharmaceuticals, Inc.” is incorporated herein by reference.

Item 6. Purposes of the Transaction and Plans or Proposals.

     Purposes.

     The information set forth in the Offer to Exchange under Section 2 - “Purpose and Background of the Offer “ is incorporated herein by reference.

     Use of Securities Acquired.

     The information set forth in the Offer to Exchange under Section 5 - “Acceptance of Options for Exchange and Grant of Replacement Options” and Section 11 - “Status of Options Tendered in the Offer; Accounting Consequences of the Offer” is incorporated herein by reference.

     Plans.

     The information set forth in the Offer to Exchange under Section 2 - “Purpose and Background of the Offer” is incorporated herein by reference.

Item 7. Source and Amount of Funds or Other Consideration.

     Source of Funds.

     The information set forth in the Offer to Exchange under Section 8 - “Source and Amount of Consideration; Terms of Replacement Options” and Section 15 - “Fees and Expenses” is incorporated herein by reference.

     Conditions.

     Not applicable.

     Borrowed Funds.

     Not applicable.

Item 8. Interest in Securities of the Subject Company.

     Securities Ownership.

     The information set forth in the Offer to Exchange under Section 10 - “Interests of Directors and Officers; Transactions and Arrangements” and Section 9 - “Information Concerning Regeneron Pharmaceuticals, Inc.” is incorporated herein by reference.

     Securities Transactions.

     The information set forth in the Offer to Exchange under Section 10 - “Interests of Directors and Officers; Transactions and Arrangements” is incorporated herein by reference.

Item 9. Persons/Assets, Retained, Employed, Compensated or Used.

     Solicitations or Recommendations.

     Not applicable.

Item 10. Financial Statements.

     Financial Information.

     The information set forth in the Offer to Exchange under Section 9 - “Information Concerning Regeneron Pharmaceuticals, Inc. – Summary Financial Information” is incorporated herein by reference. The financial information included in Part I of our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2004 filed with the Securities and Exchange Commission on November 8, 2004, and the financial information included in Item 8 of our Annual Report on Form 10-K/A for the fiscal year ending December 31, 2003 filed with the Securities and Exchange Commission on March 19, 2004, is incorporated herein by reference.

     Pro Forma Information.

     Not applicable.

Item 11. Additional Information.

     Agreements, Regulatory Requirements and Legal Proceedings.

     The information set forth in the Offer to Exchange under Section 10 - “Interests of Directors and Officers; Transactions and Arrangements” and Section 12 - “Legal Matters; Regulatory Approvals” is incorporated herein by reference.

     Other Material Information.

     Not applicable.

Item 12. Exhibits.

(a)(1)(i)	Offer to Exchange dated December 3, 2004.

(a)(1)(ii)	Form of Election Form.

(a)(1)(iii)	Form of Notice of Withdrawal.

(a)(1)(iv)	Form of Acceptance Letter.

(a)(1)(v)	Form of communication to Regeneron Pharmaceuticals, Inc. optionholders confirming receipt of Election Form or Notice of Withdrawal.

(a)(1)(vi)	Regeneron Pharmaceuticals, Inc. Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 2004, filed with the Securities and Exchange Commission on November 8, 2004 and incorporated herein by reference.

(a)(1)(vii)	Regeneron Pharmaceuticals, Inc. Annual Report on Form 10-K/A for the fiscal year ending December 31, 2003 filed with the Securities and Exchange Commission on March 19, 2004 and incorporated herein by reference.

(a)(1)(viii)	E-mail communication to Regeneron Pharmaceuticals, Inc. employees dated November 17, 2004 filed as Exhibit 99.2 to the Company’s Schedule TO-C filed with the Securities and Exchange Commission on November 17, 2004 and incorporated herein by reference.

(a)(2)	Not applicable.

(a)(3)	Not applicable.

(a)(4)	Not applicable.

(a)(5)	Not applicable.

(b)	Not applicable.

(d)(1)	Regeneron Pharmaceuticals, Inc. 1990 Long-Term Incentive Plan, as amended, filed as Exhibit 10.12 to Amendment No. 4 to the Company’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on April 2, 1991 (Registration Statement No. 033-39043) and incorporated herein by reference.

(d)(2)	Regeneron Pharmaceuticals, Inc. 2000 Long-Term Incentive Plan, filed as Exhibit 10.6 to the Form 10-K for Regeneron Pharmaceuticals, Inc. for the fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission on March 22, 2002 and incorporated herein by reference.

(d)(3)	Amendment No. 1 to Regeneron Pharmaceuticals, Inc. 2000 Long-Term Incentive Plan, effective as of June 14, 2002, filed as Exhibit 10.6.1 to the Form 10-K for Regeneron Pharmaceuticals, Inc. for the fiscal year ended December 31, 2002, filed with the Securities and Exchange Commission on March 31, 2003 and incorporated herein by reference.

(d)(4)	Amendment No. 2 to Regeneron Pharmaceuticals, Inc. 2000 Long-Term Incentive Plan, effective as of December 20, 2002, filed as Exhibit 10.6.2 to the Form 10-K for Regeneron Pharmaceuticals, Inc. for the fiscal year ended December 31, 2002, filed with the Securities and Exchange Commission on March 31, 2003 and incorporated herein by reference.

(d)(5)	Amendment No. 3 to Regeneron Pharmaceuticals, Inc. 2000 Long-Term Incentive Plan, effective as of June 14, 2004, filed as Exhibit 10.6.3 to the Form 10-Q for Regeneron Pharmaceuticals, Inc. for the quarterly period ended June 30, 2004, filed with the Securities and Exchange Commission on August 5, 2004 and incorporated herein by reference.

(d)(6)	Amendment No. 4 to the Regeneron Pharmaceuticals, Inc. 2000 Long-Term Incentive Plan, included as Annex A to the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on November 29, 2004 and incorporated herein by reference.

(d)(7)	Form of Replacement Option Agreement and Notice of Grant of Replacement Options for employees of Regeneron Pharmaceuticals, Inc. other than vice presidents.

(d)(8)	Form of Replacement Option Agreement and Notice of Grant of Replacement Options for vice presidents of Regeneron Pharmaceuticals, Inc.

(d)(9)	Form of Replacement Option Agreement and Notice of Grant of Replacement Options for senior vice presidents and executive vice presidents of Regeneron Pharmaceuticals, Inc.

(d)(10)	Regeneron Pharmaceuticals, Inc. Registration Statements relating to Securities to be offered to employees pursuant to employee benefit plans on Form S-8 and Form S-8 POS, filed with the Securities and Exchange Commission on August 19, 1997 (File No. 333-33891), June 15, 1999 (File No. 333-80663), May 17, 2001 (File No. 333-61132), July 30, 2002 (File No. 333-80663, July 30, 2002 (File No. 333-97375) and September 24, 2004 (File No. 333-119257) and incorporated herein by reference.

(d)(11)	Regeneron Pharmaceuticals, Inc. Registration Statement on Form 8-A filed with the Securities and Exchange Commission on February 20, 1991 as amended by the Registration Statement on Form 8-A/A, filed with the Securities and Exchange Commission on March 27, 1991 and incorporated herein by reference.

(d)(12)	Regeneron Pharmaceuticals, Inc. Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on October 15, 1996 and incorporated herein by reference.

(d)(13)	Rights Agreement, dated as of September 20, 1996, between Regeneron Pharmaceuticals, Inc. and Chase Mellon Shareholder Services LLC, as Rights Agent, including the form of Rights Certificate as Exhibit B thereto, filed as Exhibit 1 to Regeneron Pharmaceuticals, Inc. Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on October 15, 1996 and incorporated herein by reference.

(g)	Not applicable.

(h)	Not applicable.

Item 13. Information Required by Schedule 13E-3.

     Not applicable.

SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule TO is true, complete and correct.

REGENERON PHARMACEUTICALS, INC.

By: /s/ Stuart Kolinski
Name: Stuart Kolinski
Title: Vice President and General Counsel

Date: December 3, 2004

INDEX TO EXHIBITS

EXHIBIT
NUMBER	DESCRIPTION OF EXHIBIT
(a)(1)(i)	Offer to Exchange dated December 3, 2004.

(a)(1)(ii)	Form of Election Form.

(a)(1)(iii)	Form of Notice of Withdrawal.

(a)(1)(iv)	Form of Acceptance Letter.

(a)(1)(v)	Form of communication to Regeneron Pharmaceuticals, Inc. optionholders confirming receipt of Election Form or Notice of Withdrawal.

(a)(1)(vi)	Regeneron Pharmaceuticals, Inc. Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 2004, filed with the Securities and Exchange Commission on November 8, 2004 and incorporated herein by reference.

(a)(1)(vii)	Regeneron Pharmaceuticals, Inc. Annual Report on Form 10-K/A for the fiscal year ending December 31, 2003 filed with the Securities and Exchange Commission on March 19, 2004 and incorporated herein by reference.

(a)(1)(viii)	E-mail communication to Regeneron Pharmaceuticals, Inc. employees dated November 17, 2004 filed as Exhibit 99.2 to the Company’s Schedule TO-C filed with the Securities and Exchange Commission on November 17, 2004 and incorporated herein by reference.

(d)(1)	Regeneron Pharmaceuticals, Inc. 1990 Long-Term Incentive Plan, as amended, filed as Exhibit 10.12 to Amendment No. 4 to the Company’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on April 2, 1991 (Registration Statement No. 033-39043) and incorporated herein by reference.

(d)(2)	Regeneron Pharmaceuticals, Inc. 2000 Long-Term Incentive Plan, filed as Exhibit 10.6 to the Form 10-K for Regeneron Pharmaceuticals, Inc. for the fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission on March 22, 2002 and incorporated herein by reference.

(d)(3)	Amendment No. 1 to Regeneron Pharmaceuticals, Inc. 2000 Long-Term Incentive Plan, effective as of June 14, 2002, filed as Exhibit 10.6.1 to the Form 10-K for Regeneron Pharmaceuticals, Inc. for the fiscal year ended December 31, 2002, filed with the Securities and Exchange Commission on March 31, 2003 and incorporated herein by reference.

(d)(4)	Amendment No. 2 to Regeneron Pharmaceuticals, Inc. 2000 Long-Term Incentive Plan, effective as of December 20, 2002, filed as Exhibit 10.6.2 to the Form 10-K for Regeneron Pharmaceuticals, Inc. for the fiscal year ended December 31, 2002, filed with the Securities and Exchange Commission on March 31, 2003 and incorporated herein by reference.

(d)(5)	Amendment No. 3 to Regeneron Pharmaceuticals, Inc. 2000 Long-Term Incentive Plan, effective as of June 14, 2004, filed as Exhibit 10.6.3 to the Form 10-Q for Regeneron Pharmaceuticals, Inc. for the quarterly period ended June 30, 2004, filed with the Securities and Exchange Commission on August 5, 2004 and incorporated herein by reference.

EXHIBIT
NUMBER	DESCRIPTION OF EXHIBIT
(d)(6)	Amendment No. 4 to the Regeneron Pharmaceuticals, Inc. 2000 Long-Term Incentive Plan, included as Annex A to the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on November 29, 2004 and incorporated herein by reference.

(d)(7)	Form of Replacement Option Agreement and Notice of Grant of Replacement Options for employees of Regeneron Pharmaceuticals, Inc. other than vice presidents.

(d)(8)	Form of Replacement Option Agreement and Notice of Grant of Replacement Options for vice presidents of Regeneron Pharmaceuticals, Inc.

(d)(9)	Form of Replacement Option Agreement and Notice of Grant of Replacement Options for senior vice presidents and executive vice presidents of Regeneron Pharmaceuticals, Inc.

(d)(10)	Regeneron Pharmaceuticals, Inc. Registration Statements relating to Securities to be offered to employees pursuant to employee benefit plans on Form S-8 and Form S-8 POS, filed with the Securities and Exchange Commission on August 19, 1997 (File No. 333-33891), June 15, 1999 (File No. 333-80663), May 17, 2001 (File No. 333-61132), July 30, 2002 (File No. 333-80663, July 30, 2002 (File No. 333-97375) and September 24, 2004 (File No. 333-119257) and incorporated herein by reference.

(d)(11)	Regeneron Pharmaceuticals, Inc. Registration Statement on Form 8-A filed with the Securities and Exchange Commission on February 20, 1991 as amended by the Registration Statement on Form 8-A/A, filed with the Securities and Exchange Commission on March 27, 1991 and incorporated herein by reference.

(d)(12)	Regeneron Pharmaceuticals, Inc. Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on October 15, 1996 and incorporated herein by reference.

(d)(13)	Rights Agreement, dated as of September 20, 1996, between Regeneron Pharmaceuticals, Inc. and Chase Mellon Shareholder Services LLC, as Rights Agent, including the form of Rights Certificate as Exhibit B thereto, filed as Exhibit 1 to Regeneron Pharmaceuticals, Inc. Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on October 15, 1996 and incorporated herein by reference.